Exhibit 99.1

News Release

Release Date:   Tuesday, October 25, 2005

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2005 Third Quarter Operating Results (unaudited)

      Oneida, NY, October 25, 2005 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced third quarter operating results. Net income for the three months ending September 30, 2005 was $829,000, or $0.11 basic earnings per share as compared with net income for the three months ended September 30, 2004 of $1.1 million, or $0.14 basic earnings per share. The decrease in net income was primarily the result of a decrease in non-interest income and an increase in non-interest expense, partially offset by an increase in net interest income, a decrease in provisions for loan losses and a decrease in provision for taxes. Net income for the nine months ending September 30, 2005 increased 4.5% to $2.8 million, or $0.37 basic earnings per share compared with $2.7 million or $0.36 basic earnings per share for the same period during 2004.

      Total assets increased $19.4 million or 4.5%, to $446.6 million at September 30, 2005 from $427.2 million at September 30, 2004. The increase in total assets is primarily due to an increase in loans receivable partially offset by a decrease in investment securities. Loans receivable increased $20.1 million or 9.4% at September 30, 2005 as compared with September 30, 2004, after recording the sale of $16.7 million in fixed rate one-to-four family residential real estate loans sold during the intervening twelve month period. Investment securities decreased $8.2 million to $115.3 million at September 30, 2005 from $123.5 million at September 30, 2004. Also supporting the increase in loans receivable and total assets was an increase in deposits and borrowed funds. Total deposits increased $8.3 million to $314.6 million at September 30, 2005 as compared with $306.3 million at September 30, 2004. Borrowings increased to $75.5 million at September 30, 2005 as compared with $65.6 million at September 30, 2004. The increase represents short-term line of credit advances extended under the Company's overnight borrowing arrangement with the Federal Home Loan Bank of New York.

      Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "We expect the benefits of diversifying our business model which was implemented over the past few years at Oneida Financial Corp. will continue to be realized in future periods as demonstrated this year." Oneida Financial Corp. provides a complete line of banking services through the Oneida Savings Bank; insurance and financial services through its Bailey Haskell & LaLonde Agency; and municipal deposit services through the State Bank of Chittenango. Kallet continues, "Municipal banking operations achieved a record level of deposits at September 30, 2005; retail banking operations continue to maintain a consistent level of net interest income and loan growth during recent periods of changing market interest rates, and; commission income earned from the sale of insurance and financial services have increased 5.4% this year-to-date." Kallet concluded, "The Company continues to seek opportunities that complement the Oneida Financial Corp. business model." The Company recently announced the development of a banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York and completed renovations of its Oneida Convenience Office in Oneida, New York and Chittenango Banking Office in Chittenango, New York.

      Net interest income increased during the third quarter of 2005 to $3.4 million compared with $3.2 million for the third quarter of 2004. The increase in net interest income primarily is due to an increase in the net interest margin which was 3.51% for the three months ending September 30, 2005 as compared with 3.32% for the same period in 2004. The increase in net interest income was further supported by an increase in average net earning assets as average interest-earning assets have increased more than a corresponding increase in average interest-bearing liabilities. Net interest margin for the nine month periods ended September 30, 2005 and 2004 was 3.53% and 3.39%, respectively.

      Interest income was $5.3 million for the third quarter of 2005; an increase of 9.7% as compared with $4.9 million for the same period in 2004. The increase in interest income during the three months ended September 30, 2005 resulted primarily from an increase in yield of 44 basis points on interest-earning assets, given the increase in market interest rates during the past twelve month period, and an increase in the average balances of interest-earning assets during the current period of $3.8 million as compared with the three months ended September 30, 2004.

      Total interest expense increased to $2.0 million for the three months ended September 30, 2005. This compared with interest expense of $1.7 million during the same 2004 period. The increase for the three months ended September 30, 2005 was due to an increase in the cost of interest-bearing liabilities of 29 basis points, and an increase in the average balance of interest-bearing deposit accounts. Average borrowed funds outstanding were $69.5 million during the three months ending September 30, 2005, compared with $67.0 million in average borrowings outstanding during the corresponding 2004 period. Interest expense on deposits increased 19.4% during the third quarter of 2005 to $1.2 million as compared with $1.0 million during the same period of 2004.

      Non-interest income was $2.8 million during the third quarter of 2005 compared with $3.1 million for the same 2004 period. The decrease in non-interest income was primarily due to a decrease in commissions earned on the sale of financial products through the Company's insurance subsidiary and a decrease in net investment gains. Commissions earned on the sale of financial products decreased $176,000 or 8.6% for the three months ended September 30, 2005 as compared with the same period during 2004, however, this revenue source has increased $316,000 or 5.4% for the nine month period ending September 30, 2005 as compared with the same period during 2004. In addition, net gains realized upon the sale of investments decreased $93,000 contributing to the decrease in non-interest income for the third quarter 2005 as compared with the third quarter 2004.

      Non-interest expense was $4.9 million for the three months ended September 30, 2005 compared with $4.6 million for the three months ended September 30, 2004. The increase in non-interest expense is primarily the result of an increase in salary and employee benefit expenses and other operating expenses associated with our insurance agency business consistent with the continued growth of this business unit. Provisions for loan losses during the third quarter of 2005 totaled $100,000 compared with $150,000 in provisions for the same period in 2004. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. In this regard, management noted a ratio of loan loss allowance to loans receivable of 0.86% at September 30, 2005 compared with a ratio of 1.10% at September 30, 2004. The decrease in loan loss provisions was the result of the improvement in asset quality during the current quarter. The ratio of non-performing assets as a percentage of total assets was 0.06% at September 30, 2005 compared with 0.57% at September 30, 2004. During the fourth quarter of 2004 an impaired loan was sold to another financial institution based on the liquidation value of the specific loan, this transaction also contributed to the improvement in current asset quality.

      Shareholders' equity was $53.0 million, or 11.9% of assets at September 30, 2005 compared with $51.7 million, or 12.1% of assets, at September 30, 2004. The increase in shareholders' equity was primarily a result of the contribution of net earnings for the trailing twelve month period. Partially offsetting the increase in shareholders' equity were valuation adjustments made for the Company's available for sale investment and mortgage-backed securities, and management efforts to manage the Company's capital through the payment of cash dividends.

      This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

      All financial information provided at and for the three and nine months ended September 30, 2005 and September 30, 2004 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

                                           At and for the      At and for the
Selected Financial Ratios                   Three Months         Nine months
(unaudited)                                Ended Sept. 30,     Ended Sept. 30,
-----------                                ---------------     ---------------
                                           2005      2004      2005      2004
                                           ----      ----      ----      ----
Return on Average Assets                   0.76%     1.01%     0.88%     0.84%
Return on Average Equity                   6.22%     8.99%     7.15%     7.18%
Net Interest Margin                        3.51%     3.32%     3.53%     3.39%
Non-Performing Assets to
    Total Assets (end of period)           0.06%     0.57%     0.06%     0.57%
Allowance for Loan Losses to
    Loans Receivable, net                  0.86%     1.10%     0.86%     1.10%
Average Equity to Average Assets          12.19%    11.22%    12.25%    11.72%


                                              At        At         %         At         At
Selected Financial Data                   Sept. 30,  Sept. 30,  Change    Sept. 30,  Dec. 31,
(in thousands except per share data)         2005      2004   '05 vs '04    2003      2004
------------------------------------    -----------------------------------------------------
                                        (unaudited) (unaudited)         (unaudited) (audited)
Total Assets                               $446,614   $427,249    4.5%    $424,870   $422,609
Loans receivable, net                       233,434    213,382    9.4%     203,809    211,879
Mortgage-backed securities                   37,573     36,328    3.4%      35,711     44,378
Investment securities                       115,349    123,474   (6.6%)    126,260    109,730
Goodwill and other intangibles               14,381     13,298    8.1%      12,303     13,270
Interest bearing deposits                   261,192    252,572    3.4%     258,084    251,565
Non-interest bearing deposits                53,415     53,751   (0.6%)     51,131     50,082
Borrowings                                   75,497     65,570   15.1%      64,000     64,400
Shareholders' Equity                         52,951     51,737    2.3%      48,806     52,644

Book value per share
   (end of period)                         $   6.97   $   6.91    0.9%    $   6.59   $   7.00
Tangible value per share
   (end of period)                         $   5.08   $   5.13   (1.0%)   $   4.93   $   5.23


                                       Three Months Ended      %     Year Ended
Selected Operating Data               Sept. 30,  Sept. 30,  Change    Dec. 31,
(in thousands except per share data)    2005       2004   '05 vs '04    2004
------------------------------------  -----------------------------------------
                                     (unaudited)(unaudited)           (audited)
Interest income:
   Interest and fees on loans         $  3,665   $  3,252    12.7%    $ 12,907
   Interest and dividends
      on investments                     1,660      1,608     3.2%       6,714
   Interest on fed funds                    14          8    75.0%          43
                                      --------   --------             --------
      Total interest income              5,339      4,868     9.7%      19,664
Interest expense:
   Interest on deposits                  1,168        979    19.3%       3,976
   Interest on borrowings                  801        732     9.4%       2,861
                                      --------   --------             --------
      Total interest expense             1,969      1,711    15.1%       6,837
                                      --------   --------             --------
Net interest income                      3,370      3,157     6.7%      12,827
   Provision for loan losses               100        150   (33.3%)       450
                                      --------   --------             --------
Net interest income after
     provision for loan losses           3,270      3,007     8.7%      12,377
                                      --------   --------             --------
Other income:
   Net investment gains (losses)            10        103   (90.3%)      (961)
   Service charges on deposit accts        550        544     1.1%       2,021
   Commissions earned on sale of
         financial products              1,878      2,054    (8.6%)      7,724
   Other revenue from operations           341        402   (15.2%)      1,456
                                      --------   --------             --------
      Total non-interest income          2,779      3,103   (10.4%)     10,240
Other expense:
   Salaries and employee benefits        3,065      2,887     6.2%      11,430
   Equipment and net occupancy             874        847     3.2%       3,265
   Intangible amortization                  28         28      --          113
   Other costs of operations               953        850    12.1%       3,508
                                      --------   --------             --------
      Total non-interest expense         4,920      4,612     6.7%      18,316
                                      --------   --------             --------
Income before income taxes               1,129      1,498   (24.6%)      4,301
Income tax provision                       300        412   (27.2%)      1,009
                                      --------   --------             --------
Net income                            $    829   $  1,086   (23.7%)   $  3,292
                                      ========   ========             ========

Net income per common
   share ( EPS - Basic )              $   0.11   $   0.14   (21.4%)   $   0.44
                                      ========   ========             ========
Net income per common
   share ( EPS - Diluted)             $   0.11   $   0.14   (21.4%)   $   0.43
                                      ========   ========             ========

                                       Nine Months Ended        %     Year Ended
Selected Operating Data               Sept. 30,  Sept. 30,   Change    Dec. 31,
(in thousands except per share data)     2005      2004    '05 vs '04   2004
------------------------------------  ------------------------------------------
                                     (unaudited)(unaudited)           (audited)
Interest income:
   Interest and fees on loans         $ 10,402   $  9,650       7.8%  $ 12,907
   Interest and dividends
      on investments                     5,110      5,037       1.4%     6,714
   Interest on fed funds                    41         20     105.0%        43
      Total interest income             15,553     14,707       5.8%    19,664
Interest expense:
   Interest on deposits                  3,230      2,997       7.8%     3,976
   Interest on borrowings                2,301      2,122       8.4%     2,861
      Total interest expense             5,531      5,119       8.0%     6,837
Net interest income                     10,022      9,588       4.5%    12,827
   Provision for loan losses               260        450     (42.2%)      450
Net interest income after
     provision for loan losses           9,762      9,138       6.8%    12,377
Other income:
   Net investment gains (losses)            53         48      10.4%      (961)
   Service charges on deposit accts      1,559      1,500       3.9%     2,021
   Commissions earned on sale of
         financial products              6,171      5,855       5.4%     7,724
   Other revenue from operations           980      1,049      (6.6%)    1,456
      Total non-interest income          8,763      8,452       3.7%    10,240
Other expense:
   Salaries and employee benefits        9,306      8,729       6.6%    11,430
   Equipment and net occupancy           2,473      2,441       1.3%     3,265
   Intangible amortization                  85         85        --        113
   Other costs of operations             2,814      2,619       7.4%     3,508
      Total non-interest expense        14,678     13,874       5.8%    18,316
Income before income taxes               3,847      3,716       3.5%     4,301
Income tax provision                     1,021      1,012       0.9%     1,009
Net income                            $  2,826   $  2,704       4.5%  $  3,292

Net income per common
   share ( EPS - Basic )              $   0.37   $   0.36       2.8%  $   0.44
Net income per common
   share ( EPS - Diluted)             $   0.37   $   0.35       5.7%  $   0.43
Cash dividends declared               $   0.41   $   0.38       7.9%  $   0.37